Exhibit 99.1

Laird Superfood Reports Second Quarter 2023 Financial Results

Gross margin improved by 610 basis points and cash burn was a record low of $1.4 million

Boulder, Colorado – August 9, 2023 – Laird Superfood, Inc. (NYSE American: LSF) (“Laird Superfood,” “we” and “our”), today reported financial results for its second quarter ended June 30, 2023.

Second Quarter 2023 Highlights

•
Net sales of $7.7 million compared to $8.1 million in the prior quarter, and $8.7 million in the prior year period.
•
Wholesale contributed 46% of total Net sales and increased 2.6% year-over-year, driven by distribution gains in the Retail channel, pricing, as well as velocity improvements behind new packaging and the re-branding campaign launched earlier this year.
•
E-commerce contributed 54% of total Net sales and decreased 20.1% year-over-year reflecting Amazon sales compression due to inventory out of stocks related to the previously discussed product quality issue experienced in Q1. We expect this out-of-stock issue to be fully resolved in the third quarter. Direct-to-consumer (“DTC”) revenues declined behind a strategic, planned reduction in Marketing spend, reflecting a 67% decrease in working media. This was offset by an increase in our subscription base which grew 10% sequentially and 21% compared to the prior year period.
•
Gross margin was 24.3%, compared to 23.1% in the first quarter of 2023 and 18.2% in the prior year period. This 610 basis point margin expansion was driven by the transition to a variable cost third-party co-manufacturing business model, but was offset by incremental Trade spend intended to drive growth in Retail, specifically around innovation expansion, awareness, and trial.
•
Net loss was $3.5 million, or $0.38 per diluted share compared to Net loss of $4.1 million, or $0.45 per diluted share, in the first quarter of 2023 and Net loss of $4.9 million, or $0.54 per diluted share, in the prior year period. The improvement is driven by Gross margin expansion, lower Marketing and general and administrative spend.
•
Adjusted net loss, which is a non-GAAP financial measure, was $3.3 million, or $0.36 per diluted share in the second quarter of 2023 compared to $3.7 million, or $0.40 per diluted share in the first quarter of 2023 and $6.2 million, or $0.68 per diluted share in the prior year period. This sequential and prior year improvement was driven by significantly expanded Gross margins and lower Marketing and G&A spend. For more details on non-GAAP financial measures, refer to the information in the Non-GAAP financial measures section of this press release.

Jason Vieth, Chief Executive Officer, commented, "I am happy to share that we continued to make strong progress against our strategic initiatives and toward breakeven profitability during Q2. As expected, our transition to an outsourced manufacturing and distribution model has already yielded strong improvements in our Cost of Goods Sold, which fell by 18 points year-over-year as we fully overcame the raw material challenge that we had reported during the first quarter results. For the quarter, Gross Margin rose again, beating our Q1 2023 result by 120 basis points, and improving 6.1 points vs. the same period one year ago. This improvement in Gross Margin would have been even stronger in Q2, except for the investments that we have made in Trade Promotion to drive incremental awareness and trial in Retail stores."

"While the overall market remains challenging, we are confident that our strategy to grow the Wholesale channel while significantly reducing our Marketing spend is already bearing fruit, as demonstrated in the 29% year-over-year improvement in our Net Loss during Q2. We expect to make further progress on that strategy in the second half of 2023, as we seek to further refine and target our Marketing spend and ensure support of our bricks and mortar distribution. Consumer affiliation for the Laird Superfood brand and product portfolio remains extremely high, and we are as excited as ever for the long-term prospects of this brand and business."

Anya Hamill, Chief Financial Officer, commented, "In the second quarter, we continued to build on the success we achieved in the first quarter from strategic actions implemented last year. For the second quarter in a row, Adjusted gross margin was in the mid-twenties with Q2 Gross margin reaching 24.3%, a 610 basis point improvement versus same period last year. I expect margin expansion to ramp up even more in the back half of the year as we see the full benefit of the Supply Chain transformation and as other planned margin driving initiatives take hold. Additionally, our $1.4 million cash burn was a record low in Q2, driven by improved operational performance, and lower SG&A spend and working capital. Our Q2 SG&A was $1.3 million lower than the same quarter last year on an adjusted basis, demonstrating progress we made in managing costs."

"Despite the progress made improving the middle of our P&L, we had higher promotional spend in Q2 as we increased support of our Wholesale channel distribution as well as inventory out-of-stocks that impacted our Amazon performance. We expect to resolve these issues during Q3, but are updating our guidance to reflect Net sales in the range of $34 – 37 million and Gross margin of 27 – 29% for full year 2023, with second half Gross margin exceeding 30%, excluding any one-time extraordinary costs."

	Three Months Ended June 30,
	2023		2022
	$	% of Total	$	% of Total
Coffee creamers	$4,636,807	60%	$4,694,975	54%
Hydration and beverage enhancing supplements	998,309	13%	1,296,779	15%
Harvest snacks and other food items	1,845,016	24%	1,713,441	20%
Coffee, tea, and hot chocolate products	1,973,437	26%	1,568,142	18%
Other	124,952	2%	419,390	5%
Gross sales	9,578,521	125%	9,692,727	112%
Shipping income	259,843	2%	291,410	3%
Returns and discounts	(2,114,273)	(27)%	(1,310,131)	(15)%
Sales, net	$7,724,091	100%	$8,674,006	100%

E-commerce	4,139,373	54%	5,178,819	60%
Wholesale	3,584,718	46%	3,495,187	40%
Sales, net	$7,724,091	100%	$8,674,006	100%

	Six Months Ended June 30,
	2023		2022
	$	% of Total	$	% of Total
Coffee creamers	$9,754,167	62%	$10,149,382	56%
Hydration and beverage enhancing supplements	1,669,159	11%	2,754,210	15%
Harvest snacks and other food items	3,598,042	23%	3,400,232	19%
Coffee, tea, and hot chocolate products	3,942,732	25%	3,384,327	19%
Other	154,681	1%	657,713	4%
Gross sales	19,118,781	122%	20,345,864	113%
Shipping income	563,069	2%	539,602	3%
Returns and discounts	(3,844,821)	(24)%	(2,871,447)	(16)%
Sales, net	$15,837,029	100%	$18,014,019	100%

E-commerce	8,567,054	54%	10,602,770	59%
Wholesale	7,269,975	46%	7,411,249	41%
Sales, net	$15,837,029	100%	$18,014,019	100%

Balance Sheet and Cash Flow Highlights

The Company had $10.6 million of Cash, cash equivalents, and restricted cash as of June 30, 2023, and no outstanding debt.

Net cash used in operating activities was $1.4 million for the second quarter of 2023, compared to $6.1 million in the first quarter of 2023, and $3.9 million in the prior year period. Cash burn in the second quarter of 2023 was less than half of normalized quarterly cash used in operations in 2022. The reduction in cash burn was driven by the realization of the operating efficiencies gained from the transition to the variable cost co-manufacturing model and the related reductions in overhead and administrative costs. Cash used in operating activities in the first quarter of 2023 was elevated due to Sisters exit costs.

2023 Outlook

We are updating our guidance for the full year of 2023 to reflect recent results, management’s revised near-term outlook, and the current economic environment. Net sales for 2023 are now expected to be in the range of $34 million to $37 million compared to our previous guidance of $37 million to $39 million and Gross margin in the range of 27% to 29% excluding any one-time extraordinary costs as compared to previous guidance of full year Gross margin in excess of 30% .

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today to discuss results. Participants may access the live webcast on the Laird Superfood Investor Relations website at https://investors.lairdsuperfood.com under “Events”.

About Laird Superfood

Laird Superfood, Inc. creates award-winning, plant-based superfood products that are both delicious and functional. The Company's products are designed to enhance your daily ritual and keep consumers fueled naturally throughout the day. The Company was co-founded in 2015 by the world's most prolific big-wave surfer, Laird Hamilton. Laird Superfood's offerings are environmentally conscientious, responsibly tested and made with real ingredients. Shop all products online at lairdsuperfood.com and join the Laird Superfood community on social media for the latest news and daily doses of inspiration.

Forward-Looking Statements

This press release and the conference call referencing this press release contain “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding Laird Superfood’s future financial performance and growth. These forward-looking statements are based on Laird Superfood’s current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause Laird Superfood’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The risks and uncertainties referred to above include, but are not limited to: (1) the effects of global outbreaks of pandemics or contagious diseases or fear of such outbreaks, including on our supply chain, the demand for our products, and on overall economic conditions and consumer confidence and spending levels; (2) volatility regarding our revenue, expenses, including shipping expenses, and other operating results; (3) our ability to acquire new direct and wholesale customers and successfully retain existing customers; (4) our ability to attract and retain our suppliers, distributors and co-manufacturers, and effectively manage their costs and performance; (5) effects of real or perceived quality or health issues with our products or other issues that adversely affect our brand and reputation; (6) our ability to innovate on a timely and cost-effective basis, predict changes in consumer preferences and develop successful new products, or updates to existing products, and develop innovative Marketing strategies; (7) adverse developments regarding prices and availability of raw materials and other inputs, a substantial amount of which come from a limited number of suppliers outside the United States, including in areas which may be adversely affected by climate change; (8) effects of changes in the tastes and preferences of our consumers and consumer preferences for natural and organic food products; (9) the financial condition of, and our relationships with, our suppliers, co-manufacturers, distributors, retailers and food service customers, as well as the health of the food service industry generally; (10) the ability of ourselves, our suppliers and co-manufacturers to comply with food safety, environmental or other laws or regulations; (11) our plans for future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements; (12) the costs and success of our Marketing efforts, and our ability to promote our brand; (13) our reliance on our executive team and other key personnel and our ability to identify, recruit and retain skilled and general working personnel; (14) our ability to effectively manage our growth; (15) our ability to compete effectively with existing competitors and new market entrants; (16) the impact of adverse economic conditions; and (17) the growth rates of the markets in which we compete.

Investor Relations Contact

Trevor Rousseau

trousseau@lairdsuperfood.com

LAIRD SUPERFOOD, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Sales, net	$7,724,091	$8,674,006	$15,837,029	$18,014,019
Cost of goods sold	(5,848,023)	(7,096,068)	(12,087,085)	(14,486,271)
Gross profit	1,876,068	1,577,938	3,749,944	3,527,748
General and administrative
Impairment of goodwill and long-lived assets	—	100,426	—	8,126,426
Other expense	2,616,177	2,535,099	5,614,621	6,337,743
Total general and administrative expenses	2,616,177	2,635,525	5,614,621	14,464,169
Research and product development	82,324	116,467	166,190	220,300
Sales and marketing
Advertising	1,155,789	1,567,465	2,316,997	3,359,202
Related party marketing agreements	125,198	22,750	264,525	33,250
Other expense	1,552,185	2,162,787	3,345,698	4,332,190
Total sales and marketing expenses	2,833,172	3,753,002	5,927,220	7,724,642
Total operating expenses	5,531,673	6,504,994	11,708,031	22,409,111
Operating loss	(3,655,605)	(4,927,056)	(7,958,087)	(18,881,363)
Other income (expense)	149,109	22,536	320,103	(156,785)
Loss before income taxes	(3,506,496)	(4,904,520)	(7,637,984)	(19,038,148)
Income tax expense	(750)	—	(13,172)	(5,774)
Net loss	$(3,507,246)	$(4,904,520)	$(7,651,156)	$(19,043,922)
Net loss per share:
Basic	$(0.38)	$(0.54)	$(0.83)	$(2.09)
Diluted	$(0.38)	$(0.54)	$(0.83)	$(2.09)
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	9,284,585	9,132,632	9,249,738	9,114,527

LAIRD SUPERFOOD, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(7,651,156)	$(19,043,922)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	163,532	574,361
Provision for inventory obsolescence	627,742	140,075
Impairment of goodwill and other long-lived assets	—	8,126,426
Other operating activities, net	620,226	567,740
Changes in operating assets and liabilities:
Accounts receivable	(371,355)	24,659
Inventory	(788,462)	1,337,457
Prepaid expenses and other current assets	1,328,709	1,258,290
Operating lease liability	(62,923)	(370,214)
Accounts payable	1,202,716	(475,332)
Accrued expenses	(2,529,105)	897,620
Net cash from operating activities	(7,460,076)	(7,536,658)
Cash flows from investing activities
Proceeds from sale of investment securities available-for-sale	—	8,513,783
Other investing activities, net	245,706	396,667
Net cash from investing activities	245,706	8,910,450
Cash flows from financing activities	(19,137)	121,090
Net change in cash and cash equivalents	(7,233,507)	1,494,882
Cash, cash equivalents, and restricted cash, beginning of period	17,809,802	23,049,234
Cash, cash equivalents, and restricted cash, end of period	$10,576,295	$24,544,116
Supplemental disclosures of cash flow information
Right-of-use assets obtained in exchange for operating lease liabilities	$344,382	$5,285,330
Supplemental disclosures of non-cash investing activities
Receivable from sale of assets held-for-sale included in other current assets at the end of the period	$450,351	$—
Imputed interest related to operating leases	$15,036	$96,976
Amounts reclassified from accumulated other comprehensive loss	$—	$61,016
Amounts reclassified from property, plant, and equipment to fixed assets held-for-sale	$—	$947,394
Amounts reclassified from property, plant, and equipment to intangible assets	$—	$153,691
Purchases of equipment included in deposits at the beginning of the period	$—	$372,507

LAIRD SUPERFOOD, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
	As of
	June 30, 2023	December 31, 2022
Assets
Current assets
Cash, cash equivalents, and restricted cash	$10,576,295	$17,809,802
Accounts receivable, net	1,814,461	1,494,469
Inventory, net	5,857,285	5,696,565
Prepaid expenses and other current assets, net	1,651,717	2,530,075
Total current assets	19,899,758	27,530,911
Noncurrent assets
Property and equipment, net	155,160	150,289
Fixed assets held-for-sale	—	800,000
Intangible assets, net	1,188,674	1,292,118
Related party license agreements	132,100	132,100
Right-of-use assets	417,172	133,922
Total noncurrent assets	1,893,106	2,508,429
Total assets	$21,792,864	$30,039,340
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,282,983	$1,080,267
Accrued expenses	3,748,178	6,295,640
Related party liabilities	34,857	16,500
Lease liabilities, current portion	126,580	59,845
Total current liabilities	6,192,598	7,452,252
Long-term liabilities
Lease liabilities	305,836	76,076
Total long-term liabilities	305,836	76,076
Total liabilities	6,498,434	7,528,328
Stockholders’ equity
Common stock, $0.001 par value, 100,000,000 shares authorized as of June 30, 2023 and December 31, 2022; 9,699,866 and 9,334,162 issued and outstanding at June 30, 2023, respectively; and 9,576,117 and 9,210,414 issued and outstanding at December 31, 2022, respectively.	9,335	9,210
Additional paid-in capital	119,071,283	118,636,834
Accumulated deficit	(103,786,188)	(96,135,032)
Total stockholders’ equity	15,294,430	22,511,012
Total liabilities and stockholders’ equity	$21,792,864	$30,039,340

Non-GAAP Financial Measures

In this press release, we report Adjusted gross margin, Adjusted net loss, and Adjusted net loss per diluted share, which are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). Management uses these adjusted metrics to evaluate financial performance because they allow for period-over-period comparisons of the Company’s ongoing operations before the impact of certain items described below. Management believes this information may also be useful to investors to compare the Company’s results period-over-period. We define Adjusted net loss and Adjusted net loss per diluted share to exclude certain one-time costs defined in detail in the tables to follow. We define Adjusted gross margin to exclude the Net sales and Cost of goods sold components of one-time costs defined in the tables to follow. Please be aware that Adjusted gross margin, Adjusted net loss, and Adjusted net loss per diluted share have limitations and should not be considered in isolation or as a substitute for Gross margin, Net loss, or Net loss per diluted share. In addition, we may calculate and/or present Adjusted gross margin, Adjusted net loss, and Adjusted net loss per diluted share differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

These non-GAAP measures are reconciled to the most directly comparable GAAP measures in the table that follows.

LAIRD SUPERFOOD, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)
		Three Months Ended		Six Months Ended
		March 31, 2023	June 30, 2023	June 30, 2023
Net loss		$(4,143,910)	$(3,507,246)	$(7,651,156)
Adjusted for:
Strategic organizational shifts	(a)	(135,380)	74,690	(60,690)
Product quality issue	(b)	491,861	—	491,861
Company-wide rebranding costs	(c)	61,451	102,355	163,806
Adjusted net loss		$(3,725,978)	$(3,330,201)	$(7,056,179)
Adjusted net loss per share, diluted:		(0.40)	(0.36)	(0.76)
Weighted-average shares of common stock outstanding used in computing adjusted net loss per share of common stock, diluted		9,213,723	9,284,585	9,249,738

(a) Costs incurred as part of the strategic downsizing of the Company's operations, including severances, forfeitures of stock-based compensation, and other personnel costs, IT integration costs, and freight costs to move inventory to third-party facilities.

(b) In the first month of the first quarter of 2023, we identified a product quality issue with raw material from one vendor and we voluntarily withdrew any affected finished goods. We incurred costs associated with product testing, discounts for replacement orders, and inventory obsolescence costs.

(c) Costs incurred as part of the company-wide rebranding efforts that launched in Q1 2023.

		Three Months Ended		Six Months Ended
		March 31, 2022	June 30, 2022	June 30, 2022
Net loss		$(14,139,402)	$(4,904,520)	$(19,043,922)
Adjusted for:
Impairment of goodwill and long-lived assets	(a)	8,026,000	100,426	8,126,426
Strategic organizational shifts	(b)	(581,351)	(803,405)	(1,384,756)
Gain on sale of land held-for-sale	(c)	—	(573,818)	(573,818)
Other, net	(d)	(22,296)	—	(22,296)
Adjusted net loss		$(6,717,049)	$(6,181,317)	$(12,898,366)
Adjusted net loss per share, diluted:		(0.74)	(0.68)	(1.42)
Weighted-average shares of common stock outstanding used in computing adjusted net loss per share of common stock, diluted		9,095,441	9,132,632	9,114,527

(a) Impairment charges to goodwill and long-lived intangible assets assumed in the acquisition of Picky Bars which occurred Q2 2021, in the amounts of $6.5 million and $1.5 million, respectively, and of assets held-for-sale of $0.1 million in Q2 2022.

(b) Costs incurred as part of the strategic downsizing of the Company's operations, including severances, forfeitures of stock-based compensation, and other personnel costs arising from the resignations of certain members of executive leadership.

(c) Gains on the sale of unused plots of land in Sisters, Oregon.

(d) Realized losses on the liquidation of all of the Company's available-for-sale securities included in other income in Q1 2022. Recovery of costs incurred in connection with an insurance claim following loss of product during handling by a third party included in cost of goods sold in Q1 2022.

LAIRD SUPERFOOD, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)
		Three Months Ended		Six Months Ended
		March 31, 2023	June 30, 2023	June 30, 2023
Net sales		$8,112,938	$7,724,091	$15,837,029
Cost of goods sold		(6,239,062)	(5,848,023)	(12,087,085)
Gross profit		$1,873,876	$1,876,068	$3,749,944
Gross margin		23.1%	24.3%	23.7%
Adjusted for:
Strategic organizational shifts	(a)	-0.2%	—	-0.1%
Product quality issue	(b)	4.1%	—	2.6%
Adjusted gross margin		27.0%	24.3%	26.2%

(a) Costs incurred as part of the strategic downsizing of the Company's operations, including severances, forfeitures of stock-based compensation, and other personnel costs, and freight costs to move inventory to third-party facilities.

(b) In the first month of the first quarter of 2023, we identified a product quality issue with raw material from one vendor and we voluntarily withdrew any affected finished goods. We incurred costs associated with discounts for replacement orders and inventory obsolescence costs.

		Three Months Ended		Six Months Ended
		March 31, 2022	June 30, 2022	June 30, 2022
Net sales		$9,340,013	$8,674,006	$18,014,019
Cost of goods sold		(7,390,203)	(7,096,068)	(14,486,271)
Gross profit		$1,949,810	$1,577,938	$3,527,748
Gross margin		20.9%	18.2%	19.6%
Adjusted for:
Other	(a)	-2.2%	—	-1.1%
Adjusted gross margin		18.7%	18.2%	18.5%
(a) Recovery of costs incurred in connection with an insurance claim following loss of product during handling by a third party included in cost of goods sold in Q1 2022.